SINGLE TENANT
INDUSTRIAL BUILDING LEASE

Between

VK _____, LLC,
Landlord,

and

APYX MEDICAL CORPORATION,
Tenant

Dated: _____________, 2023

5115 ULMERTON ROAD, CLEARWATER, FLORIDA 33760

TABLE OF CONTENTS

Article

1	BASIC LEASE PROVISIONS	1
2	GRANT OF LEASE; TERM; POSSESSION	3
3	BASE RENT	3
4	IMPOSITIONS	4
5	USE OF PREMISES	5
6	UTILITIES AND SERVICES	5
7	CONDITION OF PREMISES; COMPLIANCE WITH LEGAL REQUIREMENTS	6
8	RETURN OF PREMISES	7
9	HOLDING OVER	8
10	RULES AND REGULATIONS	8
11	RIGHTS RESERVED TO LANDLORD	8
12	MAINTENANCE	9
13	ALTERATIONS	10
14	ASSIGNMENT AND SUBLETTING	10
15	WAIVER OF CERTAIN CLAIMS; INDEMNITY BY TENANT	12
16	DAMAGE OR DESTRUCTION BY CASUALTY	13
17	EMINENT DOMAIN	14
18	DEFAULT	14
19	SUBORDINATION	17
20	MORTGAGEE PROTECTION	18
21	ESTOPPEL CERTIFICATE	18
22	SUBROGATION AND INSURANCE	18
23	NONWAIVER	20
24	SIGNAGE	20
25	REAL ESTATE BROKERS	21
26	NOTICES	21
27	HAZARDOUS MATERIALS PROVISIONS	21
28	SECURITY DEPOSIT	24
29	TITLE AND COVENANT AGAINST LIENS	24
30	MISCELLANEOUS	25
31	EXCULPATORY PROVISIONS	27

Exhibits

A	LEGAL DESCRIPTION OR DEPICTION OF THE LAND*
B	SITE PLAN OF THE PREMISES*
C	MOVE-OUT STANDARDS*

*Exhibit is not material and has been omitted from this filing
-i-
685864099_v 1_PSA Apyx_to_VK_5115_Ulmerton (Execution Version) (004)
Block DocID

SINGLE TENANT
INDUSTRIAL BUILDING LEASE

    THIS LEASE is made and entered into as of ______________, 2023, by and between VK ___, LLC, a Delaware limited liability company (hereinafter referred to as “Landlord”), and APYX MEDICAL CORPORATION, a Delaware corporation (hereinafter referred to as “Tenant”).

ARTICLE 1
BASIC LEASE PROVISIONS

    The following are definitions of some of the defined terms used in this Lease:

1.1    Building and Address:    5115 Ulmerton Road, Clearwater, Florida 33760, consisting of an approximately 61,950 square foot industrial building.

1.2    Premises:    shall be deemed to be the entire Building and the land that is depicted or legally described on Exhibit A attached hereto (the “Land”) and made a part hereof, the parking areas, access, driveways, sidewalks, landscaping and all other improvements now located thereon or to be located thereon during the Term (as hereinafter defined), together with all appurtenances belonging to or in any way pertaining to the said premises.

1.3    Term:    One hundred twenty (120) calendar months commencing on ________________, 2023 (the “Commencement Date”), and, unless sooner terminated as provided herein, ending on ____________, 2033 (the “Expiration Date”). The Lease Term shall also include the Renewal Term (as defined below) if the Option to Renew (as defined below) is exercised pursuant to Article 32 herein.

1.4    Base Rent (excluding the applicable sales tax):

Period	Annual Base Rent for Period	Monthly Installments of Base Rent for Period
Lease Year 1	$619,500.00	$51,625.00
Lease Year 2	$644,280.00	$53,690.00
Lease Year 3	$670,051.20	$55,837.60
Lease Year 4	$696,853.25	$58,071.10
Lease Year 5	$724,727.38	$60,393.95
Lease Year 6	$753,716.47	$62,809.71
Lease Year 7	$783,865.13	$65,322.09
Lease Year 8	$815,219.74	$67,934.98
Lease Year 9	$847,828.53	$70,652.38

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Period	Annual Base Rent for Period	Monthly Installments of Base Rent for Period
Lease Year 10	$881,741.67	$73,478.47
Concurrently with the execution hereof, Tenant shall pay Landlord Monthly Base Rent and Impositions for the first full calendar month of the Term.

1.5    Security Deposit:    $619,500.00. The Security Deposit shall be paid by Tenant to Landlord contemporaneously with Tenant’s execution hereof.

1.6    Guarantor(s):    Intentionally omitted.

1.7    Permitted Use:    Warehouse, assembling, and distribution facility, and general office purposes and any ancillary uses or uses incidental thereto, and for no other use or purpose.
1.8    Tenant’s Address:        5115 Ulmerton Road, Clearwater, FL 33760.

1.9    Landlord’s Address:        c/o Venture One Real Estate, LLC
            9500 Bryn Mawr, Suite 340
            Rosemont, IL 60018
Attention: Property Manager for 5115 Ulmerton Rd

    Rent Payable to:    VK Industrial VI Holdings, LLC
    Rent Payment Address:    c/o Venture One Real Estate, LLC
            9500 Bryn Mawr, Suite 340
            Rosemont, IL 60018

1.10    Brokers:            NAI Skyway, representing Tenant

ARTICLE 2
GRANT OF LEASE; TERM; POSSESSION

2.1    Grant; Premises. Landlord, for and in consideration of the Rents herein reserved and of the covenants herein contained on the part of Tenant to be performed, hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises described in Article 1.2. Landlord and Tenant stipulate and agree for all purposes under this Lease to the rentable area of the Building as described in Article 1, notwithstanding any different measurement thereof that may be made hereafter by or on behalf of either party.

2.2    Term. The initial term of this Lease (“Initial Term”) shall commence on the Commencement Date described in Article 1.3 and shall expire on the Expiration Date described in Article 1.3, unless sooner terminated or renewed as provided herein. The Initial Term, as may be extended hereunder, shall be referred to as the “Term”.

    2.3    Lease Year Defined. As used in this Lease, the term “Lease Year” shall mean (i) if the Commencement Date is the first day of a calendar month, the twelve (12) month period commencing on the Commencement Date or (ii) if the Commencement Date is not the first day of a calendar month, the period commencing on the Commencement Date and ending on the last day of the twelfth (12th) full calendar month of the Term, and, in either case, each succeeding twelve (12) month period thereafter which falls in whole or in part during the Term.

ARTICLE 3
BASE RENT

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    3.1    Base Rent. Tenant shall pay the Base Rent as described in Article 1.4 to Landlord for the Premises in advance on the first day of the Term and on the first day of each and every calendar month in the Term thereafter.

3.2    Manner of Payment. Base Rent, Impositions (as hereinafter defined), and all other amounts becoming due from Tenant to Landlord hereunder (collectively, “Rent”) shall be paid in lawful money of the United States of America to Landlord as set forth in Article 1.9 or as otherwise designated from time to time by written notice from Landlord to Tenant. Upon Landlord’s request, Tenant shall pay Tenant’s Rent obligations to Landlord by electronic transfer pursuant to instructions set forth in notice given to Tenant by Landlord. The payment of Rent hereunder is independent of each and every other covenant and agreement contained in this Lease, and Rent shall be paid without any setoff, abatement, counterclaim or deduction whatsoever except as may be expressly provided herein.

    3.3    Late Charges. If any monthly installment of Base Rent, or any Impositions or other item of Rent is not paid by the fifth (5th) day after such amount is due and payable, a late charge equal to five percent (5%) of such unpaid amount shall be due and payable by Tenant. Notwithstanding the foregoing, no late charge shall be payable for the first instance of late payment in any period of twelve (12) consecutive dates unless the payment is not made until after the tenth (10th) day that such payment is due and payable.

ARTICLE 4
IMPOSITIONS

4.1    Obligation to Pay Impositions. In addition to paying the Base Rent specified in Article 3 hereof, Tenant shall also pay to Landlord as additional rent, Taxes (as defined below), a property management fee (not to exceed 3% of the Base Rent for the calendar year) (the “Management Fee”), and the insurance premiums paid by Landlord pursuant to the terms of Article 22 of this Lease provided that such insurance premiums are commercially reasonable (the “Insurance Premiums”), as determined in accordance with this Article 4 (hereinafter collectively referred to as "Impositions").

4.2    Payment of Taxes by Tenant. Tenant shall pay as additional rent for the Premises, such payment to be made in the manner provided in Article 4.5 below, all real estate taxes and assessments, foreseen or unforeseen, which may be levied, assessed, charged or imposed during the Term of the Lease upon the Premises, or any part thereof, or upon any improvements at any time situated thereon, and any sales or use tax of Rents (hereinafter referred to as "Taxes"); provided, however, that Taxes levied against the Premises for any calendar year falling within the Term shall be prorated between Landlord and Tenant as of the Commencement Date for the first year of the Term and as of the Expiration Date of the Term for the last year of the Term (on the basis of Landlord's reasonable estimate thereof). Notwithstanding anything to the contrary, Taxes shall not include any federal, state or local: income taxes, excess profit taxes, franchise taxes, capital stock taxes, and estate or inheritance taxes, inheritance, capital gains, succession, transfer or gift taxes of Landlord, or any assessment for public improvement, or corporate franchise tax or corporate license fees imposed on Landlord or any of its affiliates’ income. Tenant may take the benefit of the provisions of any statute or ordinance permitting any assessment to be paid over a period of years, and Tenant shall be obligated to pay only those installments falling due during the Term of this Lease. All references to Taxes "for" a particular year shall be deemed to refer to Taxes levied, assessed or otherwise imposed for such year without regard to when such Taxes are payable. All references to Taxes "for" a particular year shall be deemed to refer to Taxes paid or payable during such calendar year, as opposed to the real estate taxes and assessments levied, assessed or accrued with respect to such calendar year. Taxes shall also include any personal property taxes imposed upon the furniture, fixtures, machinery, equipment, systems and appurtenances of Landlord or Tenant located on the Premises.

4.3    Alternative Taxes. Except as excluded in Article 4.2, if at any time during the Term the method of taxation prevailing at the commencement of the Term hereof shall be altered so that any new tax, assessment, levy, imposition or charge, or any part thereof, shall be measured by or be based in whole or in part upon the Lease or the Premises or the Rent or additional rent or other income therefrom, and shall be imposed upon Landlord, then all such taxes, assessments, levies, impositions or charges, or the part thereof, to the extent that they are so measured or based, shall be deemed to be included within the definition of Taxes for the purposes hereof to the extent that such Taxes would be payable if the Premises were the only property of Landlord subject to such Taxes, and Tenant shall pay and discharge the same as herein provided in respect of the payment of Taxes.

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4.4    Imposition Payments. On or before the first day of each and every month of the Term, Tenant shall pay Landlord a sum equal to one-twelfth (1/12) of the last ascertainable amount (or at Landlord's election, a sum equal to one-twelfth (1/12) of Landlord's reasonable estimate of the current amount) of Impositions for the applicable calendar year, which monthly payments shall be held by Landlord and shall be used to the extent thereof to pay as the same become due and payable. Prior to or promptly after the beginning of each calendar year during the Term, Landlord shall deliver to Tenant a written estimate of the Impositions to be paid by Tenant during each such calendar year. Landlord shall have the right to increase the required amount of said monthly estimate to an amount necessary, in Landlord's reasonable estimate, to ensure that there will be a sufficient amount on deposit to pay the next installment of Impositions not less than thirty (30) days prior to the date on which said amounts are due. The monthly payment shall not limit or alter Tenant's obligation to pay Impositions; provided, however, that said amounts shall be fully utilized by Landlord for the payment of Impositions. The amount of the payments shall be readjusted annually upon Landlord’s receipt of accurate information, to reflect the actual amount of Impositions for such calendar year.

To the extent such information had not been previously provided to Tenant, within one hundred twenty (120) days after the close of each calendar year during the Term, upon receipt of the invoice for all Taxes for each calendar year during the Term, Landlord shall deliver to Tenant a statement of that year's actual Impositions (“Reconciliation Statement”). Unless Tenant delivers a written notice of objection within sixty (60) days after receipt of the Reconciliation Statement, such Reconciliation Statement shall be binding upon Tenant. If the total amount of the actual Impositions is more than the estimated payments for same for such calendar year made by Tenant, then Tenant shall pay the deficiency to Landlord within thirty (30) days after Tenant’s receipt of the Reconciliation Statement. If the total amount of the actual Impositions is less than the estimated payments for same for such calendar year made by Tenant, then, at Landlord’s sole option, Landlord shall within thirty (30) days after Tenant’s receipt of the Reconciliation Statement either pay the overage to Tenant or provide Tenant with a Rent credit in the amount of the overage. No delay in providing the Reconciliation Statement pursuant hereto shall act as a waiver or off-set of Landlord's right to payment hereunder. Landlord and Tenant’s obligations under this Article 4.4 shall survive the expiration of the Lease.

    4.5    Representations and Warranties. Tenant agrees and acknowledges that Landlord has made no representation, warranty or guaranty relating to the amount of the Impositions. Tenant has had an opportunity to consult with Landlord with respect to the Impositions projected for the operation of the Premises but has not relied upon any statements or representations of Landlord or any agent or affiliate of Landlord in regard thereto in executing this Lease and agreeing to perform the terms and covenants hereof and shall make no claims against Landlord based thereon.

ARTICLE 5
USE OF PREMISES

5.1    Permitted Uses. Tenant shall use and occupy the Premises for the Permitted Uses described in Article 1.7 and for no other use or purpose. In addition, Tenant, and its employees, guests and invitees, shall have the right to use the surface automobile parking spaces on the Premises during the Term of the Lease. Tenant shall be responsible for verifying with the applicable governmental authorities that Tenant’s intended use of the Premises is permitted under applicable Legal Requirements. Tenant shall disclose to Landlord, upon request, the type of hazardous materials that are stored and distributed from the Premises.
5.2    Prohibited Uses. Notwithstanding anything contained herein to the contrary, Tenant shall not use or permit the Premises to be used in any manner which would (a) be contrary to any Legal Requirements (as such term is defined in Article 7.2 hereof); (b) violate any certificate of occupancy affecting the Premises; (c) cause waste to the Premises; (d) cause the value or usefulness of the Premises or any part thereof to diminish in any material manner; (e) constitute a public or private nuisance or waste, or create obnoxious fumes or odors in violation of any Legal Requirement; or (f) render the insurance on the Premises void or the insurance risk more hazardous or create any defense to payment, and Tenant agrees that it will promptly, upon discovery of any such use, take all necessary steps to compel the discontinuance of such use.

5.3    Adverse Possession. Tenant shall not cause, suffer or permit the Premises or any portion thereof to be used by Tenant, any third party or the public, as such, without restriction or in such manner as might reasonably tend to impair Landlord’s title to the Premises or any portion thereof, or in such manner as might reasonably make possible a claim

ACTIVE 685132794v3

or claims of adverse usage or adverse possession by the public, as such, or third persons, or of implied dedication of the Premises or any portion thereof. Nothing contained herein and no action or inaction by Landlord shall be deemed or construed to mean that Landlord has granted to Tenant any right, power or permission to do any act or make any agreement that may create, give rise to or be the foundation for any such right, title, interest, lien, charge or other encumbrance upon the estate of Landlord in the Premises.

ARTICLE 6
UTILITIES AND SERVICES

    6.1    Utilities and Services. Tenant shall purchase all utility services, including, but not limited to, fuel, water, sewerage and electricity, from the utility or municipality providing such service, and shall pay for such services when such payments are due. Tenant agrees that, except as otherwise expressly provided herein, Landlord and its employees and agents shall not be liable in damages, by abatement of Rent or otherwise, for failure, delay or interruption of any utility services; and no such failure, delay or interruption shall ever be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Tenant shall store all trash and garbage in a trash dumpster or similar container reasonably approved by Landlord; and Tenant shall arrange for the regular pick-up of such trash and garbage at Tenant’s expense. Tenant acknowledges that Landlord shall not be providing any security service to the Premises, and that the monitoring, maintenance and operation of any security systems or devices located in or furnished to the Premises shall be the sole responsibility of Tenant.

    6.2    Regulations Regarding Utilities and Services. Tenant agrees to cooperate fully, at all times, with Landlord in abiding by all reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of all utilities servicing the Premises. Landlord shall receive the benefit of any credits or rebates that are available from any utility company in connection with any improvements performed by Landlord in the Premises, including but not limited to the installation of any lighting in the Premises, and upon Landlord’s request, Tenant shall complete and deliver the documentation necessary for Landlord to obtain such credits or rebates. Tenant shall receive the benefit of any credits or rebates that are available from any utility company in connection with any improvements performed by Tenant in the Premises, including but not limited to the installation of any lighting in the Premises, and upon Tenant’s request, Landlord shall complete and deliver the documentation necessary for Tenant to obtain such credits or rebates.
Tenant and Landlord shall reasonably cooperate with each other in its efforts to obtain data from the provider. Without limitation of the foregoing, Tenant agrees to execute and deliver to Landlord, within ten (10) days after Landlord’s request, such form(s) of release or authorization as the particular utility provider may require to authorize Landlord to obtain information regarding Tenant’s utility usage from such provider.

ARTICLE 7
CONDITION OF PREMISES; COMPLIANCE WITH LEGAL REQUIREMENTS

    7.1    Possession. Tenant acknowledges and agrees that since Tenant is the previous owner of the Premises, it is familiar with the condition of the Premises. Tenant is taking possession of the Premises in its current “As Is/Where Is” condition, with Tenant accepting all defects, if any; and Landlord, and except as expressly set forth herein, makes no warranty of any kind, express or implied, with respect to the Premises (without limitation, Landlord makes no warranty as to the habitability, fitness or suitability of the Premises for a particular purpose, nor as to compliance with any laws, rules or regulations, nor as to the absence of any toxic or otherwise hazardous substances). Tenant’s taking possession of the Premises or any portion thereof shall be conclusive evidence against Tenant that the portion of the Premises taken possession of was then in good order and satisfactory condition in accordance with this Lease. Tenant acknowledges that it has been given the opportunity to inspect the Premises and to have qualified experts inspect the Premises prior to the execution of this Lease. No promises of Landlord to alter, remodel, improve, repair, decorate or, except as expressly set forth herein, clean the Premises or any part thereof have been made.
7.2    Compliance with Legal Requirements. Tenant shall at its sole cost and expense comply with, and Tenant’s use of the Premises shall be subject to compliance with, the following (collectively, “Legal Requirements”): (i) all federal, state,

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county, municipal and other governmental and quasi-governmental statutes, laws, rules, orders, regulations and ordinances affecting the Premises or any part thereof, or the use thereof, including those which require the making of any structural, unforeseen or extraordinary changes, whether or not any such statutes, laws, rules, orders, regulations or ordinances which may be hereafter enacted involve a change of policy on the part of the governmental body enacting the same, (ii) any easement agreements presently affecting the Premises, (iii) any declarations, covenants, conditions and/or restrictions which may now or hereafter affect the Premises, and (iv) all rules, orders and regulations of the National Board of Fire Underwriters or other bodies exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions, which apply to the Premises. Tenant shall comply with the requirement of all policies of public liability, fire and other insurance which at any time may be in force with respect to the Premises. Tenant assumes all responsibility for compliance of the Premises with any and all applicable laws, regulations and building codes governing non-discrimination and public accommodations and commercial facilities (“Public Accommodation Laws”) including, without limitation, the requirements of the Americans with Disabilities Act, 42 USC 12-101 and all regulations and promulgations thereunder. Tenant, at Tenant’s sole cost and expense, shall complete any and all alterations, modifications or improvements to the Premises necessary in order to comply with all Public Accommodation Laws during the Term of this Lease whether such improvements or modifications are the legal responsibility of Landlord, Tenant or a third party. Except at set forth in Articles 22 and 27, Tenant agrees to indemnify, defend and hold harmless Landlord from and against any and all claims, liabilities, fines, penalties, losses and expenses, including attorney’s fees, arising in connection with Tenant’s failure to comply with the provisions of this Article.

ARTICLE 8
RETURN OF PREMISES

8.1    Surrender of Possession. At the termination of this Lease by lapse of time or otherwise or upon termination of Tenant’s right of possession without termination of this Lease, Tenant shall surrender possession of the Premises to Landlord and deliver all keys to the Premises to Landlord and make known to Landlord the combination of all locks of vaults then remaining in the Premises, and shall, subject to the following paragraph, return the Premises and all equipment and fixtures of Landlord therein to Landlord in as good condition as when Tenant originally took possession, ordinary wear and tear, loss or damage by fire or other insured casualty, condemnation and damage resulting from the act of Landlord or its employees and agents excepted, and in accordance with the Move-Out Standards set forth in Exhibit C to this Lease, failing which Landlord may restore the Premises and such equipment and fixtures to such condition and Tenant shall pay the cost thereof to Landlord on demand.

8.2    Installations and Additions. All installations, additions, partitions, hardware, light fixtures, doors, docks, dock doors, nontrade fixtures and improvements, temporary or permanent (“Tenant Installations”), except movable furniture, trade fixtures, racking and equipment belonging to Tenant, in or upon the Premises, whether placed there by Tenant or Landlord, shall be Landlord’s property upon the Expiration Date and shall remain upon the Premises, all without compensation, allowance or credit to Tenant; provided, however, that if prior to such termination or within ten (10) days thereafter Landlord so directs by notice, Tenant, at Tenant’s sole cost and expense, shall promptly remove Tenant’s Installations and repair any damage to the Premises caused by such removal, failing which Landlord may remove the same and repair the Premises, and Tenant shall pay the cost thereof to Landlord on demand. At the sole option of Landlord, Tenant shall leave in place any floor covering without compensation to Tenant, or Tenant shall remove any floor covering and shall remove all fastenings, paper, glue, bases or other vestiges and restore the floor surface to its previous condition or shall pay to Landlord upon demand the cost of restoring the floor surface to such condition.

8.3    Trade Fixtures and Personal Property. Tenant shall remove Tenant’s furniture, machinery, racking systems, safes, trade fixtures and other items of movable personal property and equipment of every kind and description from the Premises and restore any damage to the Premises caused thereby, such removal and restoration to be performed prior to the end of the Term or ten (10) days following termination of this Lease or Tenant’s right of possession, whichever might be earlier. If Tenant fails to remove such items, Landlord may do so and thereupon the provisions of Article 18.6 shall apply, and Tenant shall pay to Landlord upon demand the cost of removal and of restoring the Premises.

8.4    Survival. All obligations of Tenant under this Article 8 shall survive the expiration of the Term or sooner termination of this Lease.

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ARTICLE 9
HOLDING OVER

If Tenant continues to occupy the Premises after the expiration or other termination of this Lease or the termination of Tenant’s right of possession, such occupancy shall be that of a tenancy at sufferance. Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of this Lease and shall pay for its use and occupancy an amount (on a per month basis without reduction for any partial months during any such holdover) equal to double the Base Rent and Impositions due under this Lease for the last full month of the Term hereof during such holdover. Tenant shall also pay all damages, consequential as well as direct, sustained by Landlord by reason of such retention. Acceptance by Landlord of Rent after such termination shall not of itself constitute a renewal. Nothing contained in this Article shall be construed or operate as a waiver of Landlord’s right of reentry or any other right or remedy of Landlord.

ARTICLE 10
RULES AND REGULATIONS

Tenant agrees to observe and not to interfere with the rights reserved to Landlord contained in Article 11 hereof and agrees, for itself, its employees, agents, contractors, invitees and licensees, to comply with the rules and regulations and such other rules and regulations as may be adopted by Landlord pursuant to Article 11.1(f) hereof. Any violation by Tenant of any of the rules and regulations contained in any Article of this Lease, or as may hereafter be adopted by Landlord pursuant to Article 11.1(f) hereof, may be restrained; but, whether or not so restrained, Tenant acknowledges and agrees that it shall be and remain liable for all damages, loss, costs and expenses resulting from any violation by Tenant of any of said rules and regulations. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce said rules and regulations or the terms, covenants and conditions of any other lease against any other persons, and Landlord and its beneficiary shall not be liable to Tenant for violation of the same by any other person.

ARTICLE 11
RIGHTS RESERVED TO LANDLORD

11.1    Rights Reserved to Landlord. Landlord reserves the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for setoff or abatement of Rent or affecting any of Tenant’s obligations under this Lease:
(1)to retain at all times, and to use in appropriate instances, pass keys to the Premises;
(2)to exhibit the Premises at reasonable hours, and to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant abandons the Premises;
(3)to enter the Premises on at least 24 hours advice notice to Tenant, at reasonable hours for reasonable purposes of inspection, excluding secure research and development department and medical clean room areas designated by Tenant that are not accessible to Landlord unless Landlord executed a non-disclosure agreement acceptable to Tenant in its commercially reasonable discretion; and
in case of fire, invasion, insurrection, mob, riot or civil disorder, Landlord reserves the right to limit or prevent access to the Premises during the continuance of the same, shut down elevator service (if applicable), activate elevator emergency controls (if applicable), or otherwise take such action or preventive measures deemed reasonably necessary by Landlord for the safety or security of the occupants of the Premises or the protection of the Premises. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord.

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11.2    Use of Exclusive Areas. Landlord specifically reserves to itself all rights to the improvements and air rights above the Premises and to that certain [describe the billboard lease] (the “Billboard Lease”) and the portions of the Premises described in the Billboard Lease. Tenant acknowledges and agrees that this Lease is subject to the Billboard Lease. Tenant shall not place any satellite dish, antenna or other improvements on the roof of the Building. In addition, Landlord specifically reserves to itself all rights to the land and any improvements thereon on the portion of the Premises noted as “Reserved” on the Site Plan.

ARTICLE 12
MAINTENANCE

12.1    Maintenance Obligations. Tenant shall keep in good condition, and maintain, repair and replace as necessary, the entire exterior and interior of the Premises, specifically including, without limitation, all doors and windows, the heating, ventilating and air conditioning equipment (“HVAC”), any triple catch basins, mechanical, electrical, plumbing, sprinkler, fire and life safety, and all other Building systems, sewer, water and other utility systems, the parking area, and the foundation, roof and structure. As used herein, each and every obligation of Tenant to keep, maintain, repair and replace shall include, without limitation, all ordinary and extraordinary structural and nonstructural repairs and replacements. As to any repairs costing in excess of $100,000, and as to any replacements whatsoever, Tenant shall, in connection therewith, comply with the requirements of Article 13 hereof. Tenant shall, to the extent possible, keep the Premises from falling temporarily out of repair or deteriorating. Tenant shall further keep, repair and maintain the improvements at any time situated upon the Premises, the parking area and all sidewalks and areas adjacent thereto, and all landscaped areas adjacent thereto, safe secure, clean and sanitary (including, without limitation, planting and replacing flowers and landscaping, and necessary interior painting and carpet cleaning), and in full compliance with all Legal Requirements. Landlord reserves the right to inspect the roof from time to time, and if Landlord determines that repairs to the roof are reasonably necessary, Landlord may, but shall have no obligation to, make any repairs on Tenant’s behalf at Tenant’s sole cost and Tenant shall pay Landlord, on written demand, the cost thereof and an amount equal to five percent (5%) of such cost as an overhead and supervision fee provided that such fee shall be capped at $3,000. If Tenant fails to perform any required work hereunder, Landlord may, but shall have no obligation to, elect to make any or all repairs on Tenant’s behalf at Tenant’s sole cost and Tenant shall pay Landlord, on written demand, the cost thereof and an amount equal to five percent (5%) of such cost, which shall be capped at $3,000, as an overhead and supervision fee. If Tenant requests that Landlord perform any work required herein or otherwise desired by Tenant, Tenant shall pay the cost thereof, and, in addition, Tenant shall pay to Landlord an amount equal to five percent (5%) of such cost as an overhead and supervision fee.

12.2    Maintenance Contract. Without limiting Tenant’s obligations under Article 12.1 hereof, Tenant shall, at all times during the Term of this Lease, have and keep in force a maintenance contract, in form and with a contractor reasonably satisfactory to Landlord, providing for inspection at least semi-annually of the HVAC, and providing for necessary maintenance thereof and repairs thereto. Said contract must become effective within thirty (30) days of the date Tenant takes possession of the Premises, and shall provide that it will not be cancellable by either party thereto except upon thirty (30) days’ prior written notice to Landlord. Tenant shall deliver to Landlord copies of reports from the maintenance contractor for each service call within ten (10) days after the date of such service. If Tenant does not fulfill its obligations under this paragraph, Landlord, after giving Tenant thirty (30) days notice and time to cure, may but need not, perform such services and make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, plus an additional five percent (5%) of such costs, which fee shall be capped at $3,000, to cover Landlord’s overhead and related expenses, forthwith upon being billed for same.

12.3    Landlord Obligations. Excepts as provided in Articles 16 and 17, Landlord shall not be required to furnish any services or facilities or to make any repairs, replacements or alterations in, about or to the Premises.

ARTICLE 13
ALTERATIONS

Tenant shall not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld), make any alterations, additions or improvements to the Premises (collectively, “Alterations”); provided however, Tenant

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shall have the right to perform, without Landlord’s consent, certain Alterations that are cosmetic in nature, do not cost in excess of $50,000 in the aggregate, and do not affect any structural components in the Building, and do not require the issuance of a building permit, provided that advance notice has been given to Landlord in each instance. Landlord reserves the right to require Tenant to remove, or to return to its pre-existing condition, any Alterations at the end of the Term or Tenant’s right to possession of the Premises, unless Landlord agrees otherwise in writing. Landlord’s decision to refuse such consent shall be conclusive. If Landlord consents to such Alterations before commencement of the work or delivery of any materials onto the Premises, Tenant shall furnish to Landlord for approval plans and specifications, names and addresses of contractors, copies of contracts, necessary permits and licenses, and instruments of indemnification against any and all claims, costs, expenses, damages and liabilities which may arise in connection with such work, all in such form, substance and amount as may be satisfactory to Landlord. In addition, prior to commencement of any such work or delivery of any materials into the Premises, Tenant shall provide Landlord with appropriate evidence of Tenant’s ability to pay for such work and materials in full and, if requested by Landlord, shall deposit with Landlord at such time such security for the payment of said work and materials as Landlord may require. All Alterations shall be installed in a good, workmanlike manner, and only new, high-grade materials shall be used. All Alterations shall be done only by contractors or mechanics approved by Landlord and shall be subject to Landlord’s scheduling requirements and regulations. Tenant further agrees to hold Landlord harmless from any and all liabilities of every kind and description which may arise out of or be connected in any way with said Alterations, including reasonable attorneys’ fees and costs of litigation. Before commencing any work in connection with such Alterations, Tenant shall furnish Landlord with certificates of insurance from all contractors performing labor or furnishing materials insuring Landlord against any and all liabilities which may arise out of or be connected in any way with said Alterations. Tenant shall permit Landlord to supervise any material construction operations in connection with the foregoing work if Landlord requests to do so. Tenant shall pay the cost of all such Alterations and also the cost of decorating the Premises occasioned by such Alterations, including the cost of labor and materials, contractors’ profit, overhead and general conditions, and a reasonable fee to Landlord for the supervision of any material construction operations. Upon completing any Alterations, Tenant shall furnish Landlord with contractors’ affidavits, in form required by law, and full and final waivers of lien and receipted bills covering all labor and materials expended and used. All Alterations shall comply with all insurance requirements and with all Legal Requirements.

ARTICLE 14
ASSIGNMENT AND SUBLETTING

14.1    Assignment and Subletting. Tenant shall not, without the prior written consent of Landlord in each instance (which consent shall not be unreasonably withheld, conditioned or delayed): (a) assign, transfer, mortgage, pledge, hypothecate or encumber, or subject to or permit to exist upon or be subjected to any lien or charge, this Lease or any interest under it; (b) allow to exist or occur any transfer of or lien upon this Lease or Tenant’s interest herein by operation of law; (c) sublet the Premises or any part thereof; (d) permit the use or occupancy of the Premises or any part thereof for any purpose not provided for under Article 5 of this Lease or by anyone other than Tenant and Tenant’s employees; or (e) cause, suffer or permit to occur any “Change of Control” (as such term is defined in Article 14.7 hereof). In no event shall this Lease be assigned or assignable by voluntary or involuntary bankruptcy proceedings or otherwise, and in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency or reorganization proceedings.

14.2    Rentals Based on Net Income. Without thereby limiting the generality of the foregoing provisions of this Article 14, Tenant expressly covenants and agrees not to enter into any lease, sublease or license, concession or other agreement for use, occupancy or utilization of the Premises which provides for rental or other payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported lease, sublease or license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right to or interest in the possession, use, occupancy or utilization of any part of the Premises.

14.3    Tenant to Remain Obligated. Consent by Landlord to any assignment, subletting, use, occupancy or transfer shall not operate to relieve Tenant from any covenant or obligation hereunder except to the extent, if any, expressly provided for in such consent, or be deemed to be a consent to or relieve Tenant from obtaining Landlord’s consent to any subsequent assignment, transfer, lien, charge, subletting, use or occupancy. Tenant shall pay all of Landlord’s costs, charges and expenses, including attorneys’ fees, incurred in connection with any assignment, transfer, lien, charge, subletting, use or

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occupancy made or requested by Tenant. Tenant agrees that all advertising by Tenant or on Tenant’s behalf with respect to the assignment of this Lease or subletting of space must be approved in writing by Landlord prior to publication.

14.4    Tenant’s Notice; Landlord’s Right to Terminate. Tenant shall, by notice in writing, advise Landlord of its intention from, on and after a stated date (which shall not be less than sixty (60) days after the date of Tenant’s notice) to assign this Lease or sublet any part or all of the Premises for the balance or any part of the Term, and, in such event, Landlord shall have the right, to be exercised by giving written notice to Tenant within thirty (30) days after receipt of Tenant’s notice, to recapture the space described in Tenant’s notice, and such recapture notice shall, if given, terminate this Lease with respect to the space therein described as of the date stated in Tenant’s notice. Tenant’s said notice shall state the name and address of the proposed subtenant or assignee, and a true and complete copy of the proposed sublease or assignment and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed subtenant or assignee shall be delivered to Landlord with said notice. If Tenant’s notice shall cover all of the space hereby demised, and if Landlord shall give the aforesaid recapture notice with respect thereto, the Term of this Lease shall expire on the date stated in Tenant’s notice as fully and completely as if that date had been herein definitely fixed for the expiration of the Term. If, however, this Lease shall be terminated pursuant to the foregoing with respect to less than the entire Premises, the Base Rent and Tenant’s obligations hereunder shall be adjusted on the basis of the number of rentable square feet retained by Tenant, and this Lease, as so amended, shall continue thereafter in full force and effect; provided that Tenant shall pay all costs in connection with the physical subdivision of any portion of the Premises.

14.5    Profits. If Tenant, having first obtained Landlord’s consent to any sublease or assignment, or if Tenant or a trustee in bankruptcy for Tenant pursuant to the Bankruptcy Code, shall assign this Lease or sublet the Premises, or any part thereof, at a rental or for other consideration in excess of the Rent or pro rata portion thereof due and payable by Tenant under this Lease, then Tenant shall pay to Landlord as additional rent (a) in the case of an assignment, any such excess rent or other monetary consideration immediately upon receipt thereof, or (b) in the case of a sublease, (i) on the first day of each month during the term of any sublease, the excess of all rent and other consideration due from the subtenant for such month over the Rent then payable to Landlord pursuant to the provisions of this Lease for said month (or if only a portion of the Premises is being sublet, the excess of all rent and other consideration due from the subtenant for such month over the portion of the Rent then payable to Landlord pursuant to the provisions of this Lease for said month which is allocable on a square footage basis to the space sublet), and (ii) immediately upon receipt thereof, any other consideration realized by Tenant from such subletting; it being agreed, however, that Landlord shall not be responsible for any deficiency if Tenant shall assign this Lease or sublet the Premises or any part thereof at a rental less than that provided for herein.

14.6    Assignee to Assume Obligations. If Tenant shall assign this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder in a written instrument satisfactory to Landlord and furnished to Landlord not later than fifteen (15) days prior to the effective date of the assignment. If Tenant shall sublease the Premises as permitted herein, Tenant shall obtain and furnish to Landlord, not later than fifteen (15) days prior to the effective date of such sublease and in form satisfactory to Landlord, the written agreement of such subtenant stating that the subtenant will attorn to Landlord, at Landlord’s option and written request, in the event this Lease terminates before the expiration of the sublease.

14.7    Change of Control. Notwithstanding anything to the contrary in this Article 14, if Tenant is a corporation (other than a corporation the stock of which is publicly traded) the term “Change of Control” shall mean any change in the ownership of the shares of stock which constitute control of Tenant. The term “control” as used herein means the power to directly or indirectly direct or cause the direction of the management or policies of Tenant. If Tenant is a partnership (general or limited) the term “Change of Control” shall mean any change in the ownership of the partnership interests which constitute control of Tenant. If Tenant is a limited liability company, the term “Change of Control” shall mean any change in the ownership of the limited liability company interests which constitute control of Tenant.

ARTICLE 15
WAIVER OF CERTAIN CLAIMS; INDEMNIFICATION

15.1    Waiver of Certain Claims. To the extent not expressly prohibited by law, Tenant releases Landlord and its agents, servants and employees, from and waives all claims for damages to person or property sustained by Tenant, or by

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any other person, resulting directly or indirectly from fire or other casualty, cause or any existing or future condition, defect, matter or thing in or about the Premises, or from any equipment or appurtenance therein, or from any accident in or about the Premises, or from any act or neglect of any other person, including Landlord’s agents and servants. This Article 15.1 shall apply especially, but not exclusively, to damage caused by water, steam, excessive heat or cold, sewerage, gas, odors or noise, or the bursting or leaking of pipes or plumbing fixtures, broken glass, sprinkling or air conditioning devices or equipment, or flooding of basements, and shall apply without distinction as to the person whose act or neglect was responsible for the damage and whether the damage was due to any of the acts specifically enumerated above or from any other thing or circumstance, whether of a like nature or of a wholly different nature.

15.2    Damage Caused by Tenant’s Neglect. If any damage to the Premises, or any equipment or appurtenance thereon, results from any act or neglect of Tenant, its employees, agents, contractors, licensees or invitees, Tenant shall be liable therefor, and Landlord may at its option repair such damage, and Tenant shall upon demand by Landlord reimburse Landlord for all costs of repairing such damage in excess of amounts, if any, paid to Landlord under insurance covering such damage.

15.3    Tenant Responsible for Personal Property. All personal property belonging to Tenant shall be there at the risk of Tenant, and Landlord shall not be liable for damage thereto or theft or misappropriation thereof.

15.4    Tenant’s Indemnification. Except to the extent caused by the gross negligence or intentional misconduct of Landlord, to the fullest extent not expressly prohibited by law, Tenant agrees to hold Landlord, the Additional Insureds (defined below), and each of their respective members, managers, partners, officers, shareholders, directors, agents and employees, harmless and to indemnify each of them against loss, cost, damage, claims and liabilities, including, but without limitation, reasonable attorneys’ fees and costs of litigation, for injuries to all persons and damage to or theft or misappropriation or loss of property occurring in or about the Premises arising from Tenant’s occupancy of the Premises or the conduct of its business or from any activity, work or thing done, permitted or suffered by Tenant in or about the Premises or from the condition of the Premises (including any vice or defect), or from any breach or Default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or due to any other act or omission of Tenant, its agents, contractors, invitees, licensees or employees. Tenant’s obligation to indemnify Landlord hereunder shall include the duty to defend against any claims asserted by reason of any such claims or liabilities and to pay any judgments, settlements, costs, fees and expenses, including attorneys’ fees, incurred in connection therewith. The provisions of this paragraph shall survive the expiration or termination of this Lease.

15.5    Landlord’s Indemnification. Landlord shall indemnify, defend and hold Tenant and each of its members, managers, partners, officers, shareholders, directors, agents and employees, harmless from and against, all costs, damages, claims, liabilities, expenses (including reasonable attorneys' fees), losses and court costs suffered by or claimed against Tenant or such parties, directly or indirectly, to the extent arising out of the gross negligence or willful misconduct of Landlord. The provisions of this paragraph shall survive the expiration or termination of this Lease.

ARTICLE 16
DAMAGE OR DESTRUCTION BY CASUALTY

    16.1    Damage to Premises. In the event the Premises are damaged by fire or other casualty or cause either insured by Landlord or insurable under the insurance required to be carried by Landlord under this Lease (an “Insurable Casualty”), Landlord agrees to promptly restore and repair the Premises at Landlord’s expense. Notwithstanding the foregoing, in the event that the Premises are damaged to an extent that such damage materially and adversely impacts Tenant’s ordinary use of the Premises and the estimated period to complete rebuilding or repairs to a condition that does not materially and adversely impact Tenant’s ordinary use of the Premises (the “Estimated Restoration Period”) exceeds one hundred eighty (180) days from the date of the occurrence of damage (as reasonably determined by Landlord in the exercise of reasonable and good faith discretion), then Landlord and Tenant shall each have the right to terminate this Lease by giving written notice to the other party within thirty (30) days of receipt of written notice of the determination of the Estimated Restoration Period, in which event this Lease shall terminate and the Rent (whether Base Rent, Impositions or other additional rent) shall be abated for the unexpired portion of this Lease, effective as of the date of the occurrence of damage.

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Landlord shall deliver to Tenant written notice of Landlord’s informed estimate of the Estimated Restoration Period within sixty (60) days of the occurrence of damage.

    16.2    Restoration. If the Premises are damaged by an Insurable Casualty, but the Estimated Restoration Period is less than the applicable period set forth in Article 16.1 above, or if Landlord and Tenant have a right to terminate this Lease pursuant to Article 16.1 but neither Landlord nor Tenant exercises its right to terminate this Lease as provided in Article 16.1, then this Lease shall not terminate, and Landlord shall, at its sole cost, make such repair or restoration of the Premises (excluding any Alterations and any of Tenant’s property) to the approximate condition existing prior to such damage, promptly and in such manner as not to unreasonably interfere with Tenant’s use and occupancy of the Premises (if Tenant is still occupying the Premises), provided however, Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof. Without limiting Landlord’s obligations under the preceding sentence, all repair, restoration and rebuilding shall be substantially completed within the relevant Estimated Restoration Period (subject to extension for force majeure), and if such repair, restoration and rebuilding is not substantially completed within the relevant Estimated Restoration Period (subject to extension for any such force majeure), Tenant shall have the right, as its sole and exclusive remedy, to terminate this Lease by delivering written notice of such termination to Landlord no earlier than sixty (60) days after the expiration of the relevant Estimated Restoration Period (subject to extension for any such force majeure) unless said repair is substantially completed prior to Tenant’s delivery of said termination notice. Rent shall proportionately abate during the time that the Premises or any part thereof cannot be reasonably used by Tenant in the ordinary conduct of its business by reason of any such damage thereto (or the resulting restoration or repair work).

    16.3    Uninsured Casualty. Notwithstanding any contrary provision contained herein, if the Premises are damaged and either (a) the cause of such damage is not an Insurable Casualty, or (b) intentionally omitted, or (c) there is less than two (2) years of the Term remaining, then Landlord shall not be required to rebuild or repair such damage; provided, however, that if Landlord elects not to repair such damage, Landlord shall notify Tenant of such election within sixty (60) days of the date of occurrence of damage and, in such event, either party may terminate this Lease effective as of the date of the occurrence of damage by delivering written notice of such termination to the other party within thirty (30) days of Tenant’s receipt of Landlord’s notice not to repair.

16.4    Exercise of Renewal Term. If the casualty damage occurs more than twelve (12) months prior to the expiration of the Term of the Lease, Tenant may elect to exercise the Option to Renew within ninety (90) days of the casualty event.

ARTICLE 17
EMINENT DOMAIN

17.1    Taking of Whole. If the whole of the Premises shall be taken or condemned (which shall include for purposes of this Article 17 any deed granted by Landlord in lieu of condemnation) for a public or quasi-public use or purpose by a competent authority, or if such a portion of the Premises shall be so taken that, as a result thereof, in the reasonable opinion of Landlord or Tenant the balance cannot be used for the same purpose and with substantially the same utility to Tenant as immediately prior to such taking, or if the taking is material and substantial and a party elects (and in the case of a termination by Landlord, subject to the consent of any Landlord’s mortgagee (“Mortgagee”) whose consent thereto is required) to terminate this Lease, which election shall be made by giving written notice thereof to the other party within thirty (30) days after delivery of possession to the condemning authority, then in any of such events, the Term shall terminate upon delivery of possession to the condemning authority, and any award, compensation or damages (hereinafter sometimes called the “Award”) shall be paid to and be the sole property of Landlord, whether the Award shall be made as compensation for diminution of the value of the leasehold estate or the fee of the Premises or otherwise and Tenant hereby assigns to Landlord all of Tenant’s right, title and interest in and to any and all of the Award; provided, however, that Tenant shall have the right to make a separate claim for and recover from the condemning authority (i) any moving expenses incurred by Tenant as a result of such taking, (ii) the value of any Alteration made by Tenant to the Premises, (iii) the value of any Tenant property taken, and (iv) any business damages. Tenant shall continue to pay Rent and other charges hereunder until the Lease is terminated.

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17.2    Partial Taking. If only a part of the Premises shall be so taken or condemned, but this Lease is not terminated pursuant to Article 17.1 hereof, Landlord shall, to the extent of the Award it receives, repair and restore the Premises and all improvements thereon within sixty (60) days after the taking. Rent shall be abated in proportion to the amount of the Premises or any part thereof cannot be reasonably used by Tenant in the ordinary conduct of its business by reason of any such Taking. Landlord shall promptly and diligently proceed to make a complete architectural unit of the remainder of the improvements and restore the same to as good as or better condition that existed prior to the taking. Any portion of the Award as may not have to be expended for such repairing or restoration shall be retained by Landlord.

ARTICLE 18
DEFAULT

18.1    Events of Default.     The occurrence of any one or more of the following matters constitutes a default (“Default”) by Tenant under this Lease:

(1)failure by Tenant to pay any Base Rent, Impositions or any other moneys required to be paid by Tenant under this Lease within ten (10) days after notice to Tenant of failure to pay on the due date;

(2)failure by Tenant to observe or perform any of the covenants in respect of assignment and subletting set forth in Article 14;

(3)failure by Tenant to comply with Tenant’s warranties, representations and covenants set forth in Article 27, if such failure shall continue for thirty (30) days after notice thereof to Tenant ;

(4)failure by Tenant to cure promptly after receipt of notice from Landlord, any hazardous condition which Tenant has created in violation of any Legal Requirements or of this Lease, if such failure shall continue for thirty (30) days after notice thereof to Tenant;

(5)failure by Tenant to observe or perform any other covenant, agreement, condition or provision of this Lease, if such failure shall continue for thirty (30) days after notice thereof to Tenant, provided however, if such failure cannot reasonably be cured within a thirty (30) day period, Tenant shall not be in default if Tenant commences to cure within such thirty (30) day period and proceeds diligently thereafter to completion;

(6)the levy upon under writ of execution or the attachment by legal process of the leasehold interest of Tenant, or the filing or creation of a lien in respect of such leasehold interest, which lien shall not be released or discharged within thirty (30) days from the date of notice of such filing, provided however, if a judicial proceeding is filed to remove such lien, such proceeding shall be filed within such thirty (30) day period and diligently prosecuted thereafter;

(7)Tenant abandons the Premises or fails to take possession of the Premises when available for occupancy (the transfer of a substantial part of the operations, business and personnel of Tenant to some other location without the intent to return being deemed an abandonment within the meaning of this clause (g);

(8)Tenant or any guarantor of this Lease becomes insolvent or bankrupt, or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for Tenant or any guarantor of this Lease or for a major part of its property;

(9)a trustee or receiver is appointed for Tenant or any guarantor of this Lease or for the major part of either of its property and is not discharged within sixty (60) days after such appointment; or

(10)bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy law or similar law for the relief of debtors, are instituted (i) by Tenant or any guarantor of this Lease, or (ii) against Tenant or any guarantor of this Lease and are allowed against it or are consented to by it or are not dismissed within sixty (60) days after such institution.

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18.2    Rights and Remedies of Landlord. If a Default occurs, Landlord shall have the rights and remedies hereinafter set forth, which shall be distinct, separate and cumulative and shall not operate to exclude or deprive Landlord of any other right or remedy allowed it by law or in equity:

(1)Landlord may terminate this Lease by giving to Tenant notice of Landlord’s election to do so, in which event the Term of this Lease shall end, and all right, title and interest of Tenant hereunder shall expire on the date stated in such notice;

(2)Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease by giving notice to Tenant that Tenant’s right of possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice;

(3)Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease; and.

(4)Landlord may perform the obligation which is the subject of such Default for the account and at the expense of Tenant. All costs incurred by Landlord in performing such obligation, plus an administrative fee equal to five percent (5%) of such costs, plus all attorneys’ fees and expenses of Landlord incurred in enforcing any of the obligations of Tenant under this Lease shall become additional rent hereunder and shall be due and payable by Tenant on demand.

18.3    Right to Re-Enter. If Landlord exercises either of the remedies provided for in subparagraphs (a) and (b) of the foregoing Article 18.2, Tenant shall surrender possession and vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Premises to the extent permitted by Florida law, full and complete license so to do being hereby granted to Landlord, and Landlord may remove all occupants and property therefrom, using such force as may be necessary, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder or by operation of law.

18.4    Current Damages. If Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease, Landlord shall have the right to immediate recovery of all amounts then due hereunder. Such termination of possession shall not release Tenant, in whole or in part, from Tenant’s obligation to pay the Rent hereunder for the full Term, and Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for, all Base Rent, Impositions and any other sums accruing as they become due under this Lease during the period from the date of such notice of termination of possession to the stated end of the Term. In any such case Landlord may relet the Premises or any part thereof for the account of Tenant for such rent, for such time (which may be for a term extending beyond the Term of this Lease) and upon such terms as Landlord shall determine and collect the rents from such reletting. Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting, but Landlord agrees to use commercially reasonable efforts to relet the Premises to mitigate damages. Also, in any such case, Landlord may make repairs, alterations and additions in or to the Premises and redecorate the same to the extent deemed by Landlord necessary or desirable and, in connection therewith, change the locks to the Premises, and Tenant shall upon demand pay the cost of all the foregoing together with Landlord’s expenses of reletting. The rents from any such reletting shall be applied first to the payment of the expenses of reentry, redecoration, repair and alterations and the expenses of reletting (including brokers’ commissions and reasonable attorneys’ fees), and second to the payment of Rent herein provided to be paid by Tenant. Any excess or residue shall operate only as an offsetting credit against the amount of Rent due and owing as the same thereafter becomes due and payable hereunder, and the use of such offsetting credit to reduce the amount of Rent due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue, and any such excess or residue shall belong to Landlord solely, and in no event shall Tenant be entitled to a credit on its indebtedness to Landlord in excess of the aggregate sum (including Base Rent and Impositions) which would have been paid by Tenant for the period for which the credit to Tenant is being determined, had no Default occurred. No such reentry or repossession, repairs, alterations and additions, or reletting shall be construed as an eviction or ouster of Tenant or as an election on Landlord’s part to terminate this Lease, unless a written notice of such intention shall be given to Tenant, or shall

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operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, and Landlord may, at any time and from time to time, sue and recover judgment for any deficiencies from time to time remaining after the application from time to time of the proceeds of any such reletting.

18.5    Final Damages. If this Lease is terminated by Landlord as provided for by subparagraph (a) of Article 18.2, Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all accelerate any Rent payments and other additional sums payable by Tenant or for which Tenant is liable or in respect of which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may be then owing and unpaid, and all costs and expenses, including court costs and attorneys’ fees, incurred by Landlord in the enforcement of its rights and remedies hereunder, and, in addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty: (a) the unamortized portion of any brokerage commissions paid by Landlord as a result of this Lease and of Landlord’s contribution to the cost of tenant improvements and alterations, if any, installed by either Landlord or Tenant pursuant to this Lease or any Work Letter; (b) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate rents which would have been payable after the termination date had this Lease not been terminated, including, without limitation, Base Rent at the annual rate or respective annual rates for the remainder of the Term provided for in Article 3 of this Lease or elsewhere herein and the amount projected by Landlord to represent Impositions for the remainder of the Term over the then-present value of: the then-aggregate fair rental value of the Premises for the balance of the Term, such present worth to be computed in each case on the basis of a five percent (5%) per annum discount from the respective dates upon which such rentals would have been payable hereunder had this Lease not been terminated; and (c) any damages in addition thereto, including reasonable attorneys’ fees and court costs, which Landlord shall have sustained by reason of the breach of any of the covenants of this Lease other than for the payment of Rent. Notwithstanding the above, Tenant’s Security Deposit will offset any amounts due under Articles 18.4 and 18.5.

18.6    Removal of Personal Property. All property of Tenant removed from the Premises by Landlord pursuant to any provisions of this Lease or of law may be handled, removed or stored by Landlord at the cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay Landlord for all expenses incurred by Landlord in such removal and storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. All such property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the Term, however terminated, shall, at Landlord’s option, be conclusively deemed to have been “abandoned” or conveyed by Tenant to Landlord as by bill of sale without further payment or credit by Landlord to Tenant. In such event, Landlord may dispose of such property in any manner Landlord wishes and Tenant shall reimburse Landlord for all costs incurred for disposal, together with all costs or repairs required because of removal of all or any such abandoned property. For the purposes of this Article 18 the term “property” of Tenant shall not include any tradenames, trademarks, service marks, patents or other intellectual or proprietary property of Tenant or licensed to Tenant.

18.7    Attorneys’ Fees. The prevailing party shall be entitled to recover all costs, charges and expenses, including court costs and attorneys’ fees, incurred in enforcing its rights under this Lease, or incurred by a party in any litigation, negotiation or transaction in which causes the other to become involved or concerned.

18.8    Assumption or Rejection in Bankruptcy. If Tenant shall be adjudged bankrupt or if a trustee-in-bankruptcy shall be appointed for Tenant, Landlord and Tenant agree, to the extent permitted by law, to request that the trustee in bankruptcy shall determine within sixty (60) days thereafter whether to assume or reject this Lease.

ARTICLE 19
SUBORDINATION

19.1    Subordination; Attornment. Subject to Tenant’s receipt of a commercially reasonable and customary subordination, non-disturbance and attornment agreement (“SNDA”), this Lease and the rights of Tenant will be expressly subject and subordinate to the lien and provisions of any mortgage entered into by Landlord that encumbers the Premises (“Mortgage”). Tenant shall, within fifteen (15) days after receipt of written notice by Landlord, execute and deliver such

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further instruments, in such form as may be required by Landlord or any Mortgagee of a proposed or existing Mortgage and otherwise acceptable to Tenant, in its reasonable discretion, subordinating this Lease to the lien of any such Mortgage. Landlord will use commercially reasonable efforts to obtain an SNDA from any Mortgagee. If and as a Mortgagee shall so elect, this Lease and Tenant’s rights hereunder shall be superior and prior in right to its Mortgage, with the same force and effect as if this Lease had been executed, delivered and recorded prior to the execution, delivery and recording of such Mortgage.

In the event of the foreclosure of any such Mortgage by voluntary agreement or otherwise, or the commencement of any judicial action seeking such foreclosure, Tenant, at the request of the Mortgagee and subject to the SNDA, shall attorn to such Mortgagee or purchaser in foreclosure or the party who, but for this Lease, would be entitled to possession of the Premises, and Tenant agrees that this Lease shall not terminate unless Tenant is specifically named and joined in any such action and unless a judgment is obtained therein against Tenant. Tenant shall, within fifteen (15) days after receipt of written notice by Landlord or such Mortgagee, purchaser, or their successors, execute and deliver any instrument in such form as may be required by Landlord or such Mortgagee, purchaser, or their successors and reasonably acceptable to Tenant, to further evidence such attornment.

Tenant shall send to the Mortgagee (after notification of the identity of such Mortgagee and the mailing address thereof) copies of all notices that Tenant sends to Landlord subject to and in accordance with the SNDA.

19.2    Intentionally Omitted.

19.3    Modification Required by Mortgagee. Should any prospective mortgagee require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially change the rights and obligations of Tenant hereunder, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor.

19.4    Short Form Lease. Should any prospective mortgagee require execution of a short form of lease for recording (containing the names of the parties, a description of the Premises and the Term of this Lease) or a certification from Tenant concerning this Lease in such form as may be required by a prospective mortgagee, Tenant agrees to promptly execute such short form of lease or certificate and deliver the same to Landlord within ten (10) days following the request therefor.

ARTICLE 20
MORTGAGEE PROTECTION

Tenant agrees to give any Mortgagee by registered or certified mail, a copy of any notice or claim of Default served upon Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy of an assignment of Landlord’s interests in leases, or otherwise) of the address of such Mortgagee. Tenant further agrees that if Landlord shall have failed to cure such Default within twenty (20) days after such notice to Landlord (or if such Default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced within such twenty (20) days and is diligently pursuing the remedies or steps necessary to cure or correct such Default), then Mortgagee shall have an additional thirty (30) days within which to cure or correct such Default (or if such Default cannot be cured or corrected within that time, then such additional time as may be necessary if such holder of the Mortgage has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such Default, including the time necessary to obtain possession if possession is necessary to cure or correct such Default).

ARTICLE 21
ESTOPPEL CERTIFICATE

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Tenant agrees that, from time to time upon not less than ten (10) days’ prior request by Landlord or the holder of any Mortgage or any ground lessor, Tenant (or any permitted assignee, subtenant, licensee, concessionaire or other occupant of the Premises claiming by, through or under Tenant) will deliver to Landlord, or to the holder of any Mortgage or any ground lessor, a statement in writing signed by Tenant certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease as modified is in full force and effect and identifying the modifications); (b) the date upon which Tenant began paying Rent and the dates to which the Rent and other charges have been paid; (c) that Landlord is not in Default under any provision of this Lease, or, if in Default, the nature thereof in detail; (d) that the Premises have been completed in accordance with the terms hereof and Tenant is in occupancy and paying Rent on a current basis with no rental offsets or claims; (e) that there has been no prepayment of Rent other than that provided for in this Lease; (f) that there are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy laws of the United States or any state thereof; and (g) such other matters as may be required by Landlord, the holder of the Mortgage or any ground lessor. If Tenant fails to deliver any certificate required by this Article 21 within three (3) business days after receipt of a second request from Landlord, then Tenant shall pay Landlord, as additional rent, a $100 per day penalty from the end of the three business-day period until the date such certificate or agreement is signed and received by Landlord.

ARTICLE 22
SUBROGATION AND INSURANCE

22.1    Waiver of Subrogation. Landlord and Tenant agree to have all fire and extended coverage and other property damage insurance which may be carried by either of them endorsed with a clause providing that any release from liability of, or waiver of claim for, recovery from the other party entered into in writing by the insured thereunder prior to any loss or damage shall not affect the validity of said policy or the right of the insured to recover thereunder and providing further that the insurer waives all rights of subrogation which such insurer might have against the other party. Without limiting any release or waiver of liability or recovery set forth elsewhere in this Lease, and notwithstanding anything in this Lease which may appear to be to the contrary, each of the parties hereto waives all claims for recovery from the other party for any loss or damage to any of its property insured under valid and collectible insurance policies to the extent of any recovery collectible under such insurance policies. Notwithstanding the foregoing or anything contained in this Lease to the contrary, any release or any waiver of claims shall not be operative, nor shall the foregoing endorsements be required, in any case where the effect of such release or waiver is to invalidate insurance coverage or invalidate the right of the insured to recover thereunder or to increase the cost thereof (provided that in the case of increased cost the other party shall have the right, within ten (10) days following written notice, to pay such increased cost keeping such release or waiver in full force and effect).

22.2    Tenant’s Insurance. Tenant shall procure and maintain policies of insurance, at its sole cost and expense, during the entire Term hereof with terms and coverages and companies reasonably satisfactory to Landlord and with such increases in limits as Landlord may from time to time request, but initially Tenant shall maintain the following coverages:

        (a)     Comprehensive or Commercial General Liability insurance, with limits for bodily injury or personal injury to or death of any person, or more than one (1) person, or for damage to property in an amount of not less than $1,000,000.00 per occurrence/$2,000,000.00 general aggregate with a $9,000,000.00 umbrella policy per each occurrence /general aggregate . The Commercial General Liability policy shall include Landlord, Landlord’s management agent, any ground lessor (if applicable), any primary lessor (if applicable), and any Mortgagee designated by Landlord from time to time as additional insureds (collectively “Additional Insureds”) on a primary and non-contributory basis to any insurance carried by the Additional Insureds.

        (b)     Insurance against “all risks” of physical loss for the full insurable replacement value of the initial condition of the Premises (including, without limitation, the Improvements) and all Alterations, and of all furniture, trade fixtures, equipment, merchandise, installations, supplies, and all other items of Tenant’s property on the Premises, including any property of Landlord. Such insurance shall without limitation, include coverage for sprinkler leakage, earthquake, leakage from any window or sill, and all other types of water damage, including bursting, leakage or stoppage of any pipes. During the Term, the proceeds from any such insurance shall be used for the repair or replacement of Tenant’s property. No lack or inadequacy of insurance by Tenant shall in any event

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make Landlord subject to any claim by virtue of any theft of or loss or damage to any uninsured or inadequately insured property; Landlord will not carry insurance on Tenant’s property.

        (c)    Worker’s Compensation insurance in amounts required by the State of Florida, including Voluntary Compensation, and Employer’s Liability insurance in an amount not less than $1,000,000.00 each accident / each employee / policy limit, with the insurance policies required under this clause (c) to be endorsed to waive the insurance carriers’ right of subrogation. If workers’ compensation insurance is not required by law, Tenant shall maintain supplemental accident, medical and income replacement programs or coverages for all employees as may be required to “opt out” of workers’ compensation insurance requirements.

        (d)    Automobile Liability insurance with limits for bodily injury or personal injury to or death of any person, or more than one (1) person, or for damage to property in an amount of not less than $1,000,000.00 combined single limit, including Employer’s Owned, Non-Owned and Hired Car coverage.

        (e)    Business interruption insurance (which will insure payment of Tenant’s Rent obligations hereunder for at least twelve (12) months).

(f)    Liquor Liability in an amount not less than $1,000,000.00 per occurrence and $1,000,000.00 in the annual aggregate if Tenant is in the business of serving and/or distributing alcohol for sale. The Additional Insureds will be added as additional insureds under the policy on a primary and non-contributory basis.

(g)    Umbrella/Excess liability in an amount not less than $3,000,000 per occurrence and $3,000,000.00 in the aggregate. Coverage will follow form to underlying Commercial General Liability, Employer’s Liability, Automobile Liability and (if applicable) Liquor Liability. In addition, such policy must be endorsed to provide that this insurance is primary to, and non-contributory with, any other insurance in which the Additional Insureds are an insured, whether such other insurance is primary, excess, self-insurance, or insurance on any other basis. The policy must cause the umbrella/excess coverage to be vertically exhausted, whereby such coverage is not subject to any “Other Insurance” provision under Tenant’s umbrella/excess liability policy. The limits of liability may be satisfied by a combination of primary and excess liability insurance.

22.3    Evidence of Insurance. Prior to the Commencement Date or the earlier date that Tenant takes occupancy of the Premises, Tenant shall deliver to Landlord the certificates of insurance evidencing such coverages to Landlord via email at certificatesofinsurance@ventureonere.com (or such other address as Landlord shall determine) with a copy sent to Landlord’s property manager (collectively, the “COI Notice Address”). Tenant shall deliver to the COI Notice Address evidence of insurance (30) days prior to expiration or renewal of policy. Tenant shall endeavor to provide written notice to the COI Notice Address within ten (10) days following notice that such policies have been materially changed, amended, reduced, canceled (including for nonpayment of premium) or allowed to lapse. Each insurance policy required to be carried by Tenant shall name Tenant as named insured and the Additional Insureds as additional insureds as their respective interests may appear on a primary and non-contributory basis. Tenant’s insurance shall be primary and non-contributory. All certificates of insurance hereunder shall include the following information, in addition to any other Additional Insureds:

    - Property:            5115 Ulmerton Road, Clearwater, Florida
- Certificate Holder/Owner:    VK _______, LLC
- Manager of Owner:        VK Industrial VI, GP
- Management Agent:        Venture One Real Estate, LLC
    - Member:            VK Industrial VI Holdings, LLC
    -Other Insured:            VK Industrial VI, LP

In the event Tenant fails to carry and maintain the required insurance coverages or fails to deliver evidence of any certificates of insurance or renewals of insurance coverage as provided above, and Landlord notifies Tenant of such noncompliance, Tenant shall pay Landlord an administrative fee in the amount of $50.00 per day for each day Tenant fails to comply with Landlord’s request commencing on the seventh (7th) business day following Landlord’s notice of noncompliance. If Tenant fails to secure such coverages within thirty (30) days after written notice from Landlord, Landlord can procure such policies and Tenant shall promptly reimburse Landlord therefor.

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22.4    Landlord’s Insurance. Subject to reimbursement by Tenant as provided above, Landlord shall maintain in effect at all times during the Term, the following types of insurance coverage:

(a)    All-risk physical damage insurance covering the Building, including all Alterations, improvements, fixtures, but excluding trade fixtures, furnishings and other property of Tenant required to be insured by Tenant, in an amount not less than one hundred percent (100%) of the full replacement cost (exclusive of the cost of excavations, foundations and footings) providing protection against perils that are covered under standard insurance industry practices within the classification of all-risk insurance, including, but not limited to, loss or damage from fire, lightning, windstorm, hail, explosion, riot, civil commotion, aircraft, vehicles, smoke, domestic water damage, collapse, sprinkler damage, vandalism and malicious mischief. Landlord may from time to time acquire additional insurance as at the time is customarily carried by prudent owners with respect to improvements similar in character, and location, use and occupancy to that of the Premises, provided that in any such event the insurance and amounts thereof shall be in commercially reasonable amounts with commercially reasonable deductibles and self-retention amounts.

(b)    Landlord will maintain commercial general liability insurance for bodily injury, personal injury, and property damage occurring at the Premises in an amount of not less than Two Million and no/100 Dollars ($2,000,000.00). Such liability insurance will protect only Landlord and, at Landlord’s option, Landlord’s lender and other parties as elected by Landlord, and does not protect Tenant or replace or supplement the liability insurance this Lease obligates Tenant to carry.

(c)    Any insurance provided for in this Article 22.4 may be maintained by means of a policy or policies of blanket insurance covering additional items or locations. Landlord may maintain, at its option, such other additional insurance coverage as Landlord may deem appropriate.

ARTICLE 23
NONWAIVER

No waiver of any condition expressed in this Lease shall be implied by any neglect of Landlord to enforce any remedy on account of the violation of such condition whether or not such violation be continued or repeated subsequently, and no express waiver shall affect any condition other than the one specified in such waiver and that one only for the time and in the manner specifically stated. Without limiting Landlord’s rights under Article 9, no receipt of moneys by Landlord from Tenant after the termination in any way of the Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such moneys. After the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any moneys due, and the payment of said moneys shall not waive or affect said notice, suit or judgment.

ARTICLE 24
SIGNAGE

Tenant may, at its sole cost and expense, install or erect on the Premises any signage identifying Tenant, provided that it is approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and further provided that (a) such sign does not violate any Legal Requirements; (b) such sign does not violate any covenants, conditions or restrictions affecting the Building or any applicable business park association rules or by-laws; (c) such sign is compatible with the architecture of the Building, the landscaped area adjacent thereto and the surrounding properties; and (d) the design of the sign has been approved by Landlord. Tenant shall be solely responsible for the construction, installation and maintenance of the signage. Upon the expiration or earlier termination of the Term or Tenant’s vacation of the Premises, Tenant shall, at its sole cost and expense remove the sign and repair any damage or injury to the Building or landscaped areas adjacent thereto caused thereby.

ARTICLE 25

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REAL ESTATE BROKERS

    Tenant represents that Tenant has dealt with and only with the Brokers described in Article 1.10 as brokers in connection with this Lease, and Tenant agrees to indemnify and hold Landlord harmless from all damages, liability and expense (including reasonable attorneys’ fees) arising from any claims or demands of any other broker or brokers or finders for any commission alleged to be due such broker or brokers or finders in connection with its having introduced Tenant to the Premises or participating in the negotiation with Tenant of this Lease.

ARTICLE 26
NOTICES

All notices and demands required or desired to be given by either party to the other with respect to this Lease or the Premises shall be in writing and shall be delivered personally, sent by overnight courier service, prepaid, sent by United States registered or certified mail, return receipt requested, postage prepaid, or sent electronically by e-mail transmission and addressed as herein provided. Notices to or demands upon Tenant shall be addressed to Tenant at Tenant’s Address (as described in Article 1.8). Notices to or demands upon Landlord shall be addressed to Landlord at Landlord’s Address (as described in Article 1.9). Notices and demands shall be deemed given and served (a) upon receipt or refusal, if delivered personally, (b) one (1) business day after deposit with an overnight courier service, (c) three (3) business days after deposit in the United States mails, if mailed, or (d) on the day and at the time transmitted if sent electronically by e-mail transmission. Either party may change its address for receipt of notices by giving notice of such change to the other party in accordance herewith. Notices and demands from Landlord to Tenant may be signed by Landlord, the managing agent for the Premises or the agent of any of them. Notices and demands from Tenant to Landlord may be signed by Tenant, Tenant’s attorney, of any of them.

ARTICLE 27
HAZARDOUS MATERIALS PROVISIONS

27.1    Defined Terms.

(a)    “Claim” shall mean and include any demand, cause of action, proceeding, or suit for any one or more of the following: (i) actual or punitive damages, losses, injuries to person or property, damages to natural resources, fines, penalties, interest, contribution or settlement, (ii) the costs and expenses of site investigations, feasibility studies, information requests, health or risk assessments, or Response (as hereinafter defined) actions, and (iii) the costs and expenses of enforcing insurance, contribution or indemnification agreements.

(2)“Environmental Laws” shall mean and include all federal, state and local statutes, ordinances, regulations and rules in effect and as amended from time to time relating to environmental quality, health, safety, contamination and cleanup, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”), 7 U.S.C. Section 136 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act, and the Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act (“TSCA”), 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.; and state and local superlien and environmental statutes and ordinances, with implementing regulations, rules and guidelines, as any of the foregoing may be amended from time to time. Environmental Laws shall also include all state, regional, county, municipal, and other local laws, regulations, and ordinances insofar as they are equivalent or similar to the federal laws recited above or purport to regulate Hazardous Materials (as hereinafter defined).

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(3) “Hazardous Materials” shall mean and include the following, including mixtures thereof: any hazardous substance, pollutant, contaminant, waste, by-product or constituent regulated under CERCLA; oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel; pesticides regulated under FIFRA; asbestos and asbestos-containing materials, PCBs, and other substances regulated under TSCA; mold; source material, special nuclear material, by-product material and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act; chemicals subject to the OSHA Hazard Communication Standard, 29 C.F.R. § 1910.1200 et seq.; and industrial process and pollution control wastes whether or not hazardous within the meaning of RCRA, and any other hazardous substance, pollutant or contaminant regulated under any other Environmental Law excluding however, small quantities of paints, inks, cleaning products, solvents and lubricants used by Tenant and Managed in compliance with Legal Requirements.

(4)“Manage” or “Management” means to generate, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of or abandon Hazardous Materials.

(5)“Release” or “Released” shall mean any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment, as “environment” is defined in CERCLA.

(6)“Response” or “Respond” shall mean action taken to correct, remove, remediate, clean up, prevent, mitigate, monitor, evaluate, investigate, assess or abate the Release of a Hazardous Material.

27.2    Tenant’s Obligations with Respect to Environmental Matters. During the Term of this Lease, (i) Tenant shall comply at its sole cost and expense with all Environmental Laws; (ii) Tenant shall not Manage, or authorize the Management of, any Hazardous Materials on the Premises, including installation of any underground storage tanks, without prior written disclosure to and prior written approval by Landlord; (iii) Tenant shall not take any action that would subject the Premises to the permit requirements under RCRA for storage, treatment or disposal of Hazardous Materials; (iv) Tenant shall not dispose of Hazardous Materials in dumpsters on the Premises; (v) Tenant shall not discharge Hazardous Materials into drains or sewers serving the Premises; (vi) Tenant shall not cause or allow the Release of any Hazardous Materials on, to or from the Premises or surrounding land and (vii) Tenant shall arrange at its sole cost and expense for the lawful transportation and off-site disposal at permitted landfills or other permitted disposal facilities and otherwise in accordance with all applicable Environmental Laws, of all Hazardous Materials that it generates.

27.3    Copies of Notices. During the Term of this Lease, Tenant shall provide Landlord promptly with copies of all summons, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, Claims, complaints, investigations, judgments, letters, notices of environmental liens or Response actions in progress, and other communications, written or oral, actual or threatened, from the United States Environmental Protection Agency, Occupational Safety and Health Administration, or other federal, state, or local agency or authority, or any other entity or individual, concerning (i) any actual or alleged Release of a Hazardous Material on, to or from the Premises; (ii) the imposition of any lien on the Premises; (iii) any actual or alleged violation of, or responsibility under, any Environmental Laws; or (iv) any actual or alleged liability under any theory of common law tort or toxic tort, including without limitation, negligence, trespass, nuisance, strict liability, or ultrahazardous activity.

27.4    Landlord’s Right to Inspect. Landlord and Landlord’s employees shall have the right to enter the Premises and conduct appropriate inspections or tests for the purpose of determining Tenant’s compliance with Environmental Laws, and determining the type, kind and quantity of all products, materials and substances brought onto the Premises, or made or produced thereon. Landlord and its agents and representatives shall have the right to take samples in quantities sufficient for analysis of all products, materials and substances present on the Premises including, but not limited to, samples, products, materials or substances brought onto or made or produced on the Premises by Tenant or its agents, employees, contractors or invitees. Tenant agrees to cooperate with such investigations by providing any relevant information requested by Landlord. Tenant may not perform any sampling, testing, or drilling to locate Hazardous Materials in the Building components on the Premises without Landlord’s prior written consent.

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27.5    Tests and Reports. Within ten (10) days of Tenant’s receipt of a written request by Landlord, Tenant shall provide Landlord with (i) copies of all environmental reports and tests obtained by Tenant; (ii) copies of transportation and disposal contracts (and related manifests, schedules, reports, and other information) entered into or obtained by Tenant with respect to any Hazardous Materials; (iii) copies of any permits issued to Tenant under Environmental Laws with respect to the Premises; (iv) copies of any and all reports, notifications, and other filings made by Tenant to any federal, state, or local environmental authorities or agencies; and (v) any other applicable documents and information with respect to environmental matters relating to the Premises. Tenant shall provide Landlord with the results of appropriate reports and tests, with transportation and disposal contracts for Hazardous Materials, with any permits issued under Environmental Laws, and with any other documents necessary to demonstrate that Tenant complies with all Environmental Laws relating to the Premises.

27.6    Tenant’s Obligation to Respond. If Tenant’s Management of Hazardous Materials at the Premises (i) gives rise to liability or to a Claim under any Environmental Law, or any common law theory of tort or otherwise; (ii) causes a threat to, or endangers, the public health; or (iii) creates a nuisance or trespass, Tenant shall, at its sole cost and expense, promptly take all applicable action in response so as to comply with all applicable Environmental Laws and eliminate or avoid any liability claim with respect thereto.

27.7    Landlord’s Right to Act. In the event that Tenant shall fail to comply with any of its obligations under this Article 27 as and when required hereunder, Landlord shall have the right (but not the obligation) to take such action as is required to be taken by Tenant hereunder and in such event, Tenant shall be liable and responsible to Landlord for all costs, expenses, liabilities, claims and other obligations paid, suffered, or incurred by Landlord in connection with such matters. Tenant shall reimburse Landlord immediately upon demand for all such amounts for which Tenant is liable.

27.8    Indemnification. Notwithstanding anything contained in this Lease to the contrary, Tenant shall reimburse, defend, indemnify and hold Landlord, and its officers, directors, shareholders, partners, members, employees, and agents, free and harmless from and against any and all Claims, Response costs, losses, liabilities, damages, costs, and expenses, including, without limitation, loss of rental income, loss due to business interruption, and reasonable attorneys’ fees and costs, arising out of or in any way connected with any or all of the following:

(1)any Hazardous Materials which, at any time during the Term, are or were actually or allegedly Managed, generated, stored, treated, released, disposed of or otherwise located on or at the Premises (regardless of the location at which such Hazardous Material are now or may in the future be located or disposed of), including but not limited to, any and all (1) liabilities under any common law theory of tort, nuisance, strict liability, ultrahazardous activity, negligence or otherwise based upon, resulting from or in connection with any Hazardous Material; or (2) obligations to take Response, cleanup or corrective action pursuant to any investigation or remediation in connection with the decontamination, removal, transportation, incineration, or disposal of any of the foregoing; and

(2)any actual or alleged illness, disability, injury, or death of any person; in any manner arising out of or allegedly arisen out of exposure to Hazardous Materials or other substances or conditions present at the Premises, regardless of when any such illness, disability, injury, or death shall have occurred or been incurred or manifested itself; and

(3)any actual or alleged failure of Tenant or the Premises at any time and from time to time to comply with all applicable Environmental Laws, whether before or after the effective date of this Lease; and

(4)any failure by Tenant to comply with its obligations under this Article 27.

In the event any Claims or other assertion of liability shall be made against Landlord for which Landlord is entitled to indemnity hereunder, Landlord shall notify Tenant of such Claim or assertion of liability and thereupon Tenant shall, at its sole cost and expense, assume the defense of such Claim or assertion of liability and continue such defense at all times thereafter until completion. The obligations of Tenant under this Article 27 shall survive any termination or expiration of this Lease.

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ARTICLE 28
SECURITY DEPOSIT

28.1    Security Deposit. Concurrently with the execution of this Lease, Tenant shall deposit with Landlord the Security Deposit (as described in Article 1.5 above) as security for the full and faithful performance of every provision of this Lease to be performed by Tenant. If Tenant Defaults with respect to any provision of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may use, apply or retain all or any part of the Security Deposit for the payment of any Rent and any other sum in Default or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s Default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s Default. If any portion of the Security Deposit is to be used or applied, Tenant shall deposit cash with Landlord within five (5) days after written demand therefor in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on any Security Deposit. If Tenant shall not be in Default under this Lease, the Security Deposit or any balance thereof shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration of the Term and Tenant’s vacation of the Premises.

28.2    Transfer of Security Deposit. Tenant hereby agrees not to look to any mortgagee as mortgagee, mortgagee-in-possession or successor in title to the Premises for accountability for any Security Deposit required by Landlord hereunder, unless said sums have actually been received by said mortgagee as security for Tenant’s performance of this Lease. Landlord may deliver the funds deposited hereunder by Tenant to the purchaser of Landlord’s interest in the Premises in the event that such interest is sold, and, thereupon, Landlord shall be discharged from any further liability with respect to the Security Deposit.

ARTICLE 29
TITLE AND COVENANT AGAINST LIENS

Landlord’s title is and always shall be paramount to the title of Tenant, and nothing in this Lease contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen to be placed upon or against the Premises or against Tenant’s leasehold interest in the Premises and, in case of any such lien attaching, to immediately pay and remove same. Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Premises and any and all liens and encumbrances created by Tenant shall attach only to Tenant’s interest in the Premises. If any such liens so attach and Tenant fails to pay and remove same within fifteen (15) days, Landlord, at its election, may pay and satisfy the same, and in such event the sums so paid by Landlord shall accrue with interest from the date of payment at the Default Rate (as set forth in Article 30.8 hereof) for amounts owed Landlord by Tenant. Such sums shall be deemed to be additional rent due and payable by Tenant at once without notice or demand.

ARTICLE 30
MISCELLANEOUS

30.1    Successors and Assigns. Each provision of this Lease shall extend to and shall bind and inure to the benefit not only of Landlord and Tenant, but also their respective heirs, legal representatives, successors and assigns, but this provision shall not operate to permit any transfer, assignment, mortgage, encumbrance, lien, charge or subletting contrary to the provisions of this Lease.

30.2    Modifications in Writing. No modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by the party to be charged. Except as provided in this Lease, in entering into this Lease, Tenant has not relied on any representation, warranty, promise or statement, express or implied, of Landlord, or anyone acting for or on behalf of Landlord.

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30.3    No Option; Irrevocable Offer. Submission of this instrument for examination shall not constitute a reservation of or option for the Premises or in any manner bind Landlord, and no lease or obligation of Landlord shall arise until this instrument is signed and delivered by Landlord and Tenant. This Lease shall become effective only upon execution thereof by both parties and delivery thereof from Landlord to Tenant. This Lease may be executed and delivered in one or more counterparts, each of which when fully executed and delivered shall constitute an original, fully enforceable agreement. In addition, a signed counterpart of this Lease transmitted by facsimile or electronically by e-mail transmission shall have the same force and effect as an original counterpart thereof signed and delivered by, or on behalf of, such party.

30.4    Definition of Tenant. The word “Tenant” whenever used herein shall be construed to mean Tenant or any one or more of them in all cases where there is more than one Tenant; and the necessary grammatical changes required to make the provisions hereof apply either to corporations or other organizations, partnerships or other entities, or individuals, shall in all cases be assumed as though in each case fully expressed herein. In all cases where there is more than one Tenant, the liability of each shall be joint and several.

30.5    Definition of Landlord. The term “Landlord” as used in this Lease means only the owner or owners at the time being of the Premises so that in the event of any assignment, conveyance or sale, once or successively, of said Premises, or any assignment of this Lease by Landlord, said Landlord making such sale, conveyance or assignment shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing after such sale, conveyance or assignment, and Tenant agrees to look solely to the Premises, Landlord’s interest in the Premises, and such purchaser, grantee or assignee with respect thereto. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Building and Property, and in such event this Lease shall not be affected by any such assignment, conveyance or sale, and Tenant hereby attorns to the purchaser, grantee or assignee from and after the date Tenant receives written notice of such transfer.
30.6    Headings. The headings of Articles and Sections are for convenience only and do not limit, expand or construe the contents of the Articles and Sections.

30.7    Time of Essence. Time is of the essence of this Lease and of all provisions hereof.

30.8    Default Rate of Interest. All amounts (including, without limitation, Base Rent and Impositions) owed by Tenant to Landlord pursuant to any provision of this Lease shall bear interest from the date due until paid at the annual rate of seven percent (7%) in excess of the rate of interest announced from time to time by J.P. Morgan Chase at Chicago, Illinois, as its prime, reference or corporate base rate, changing as and when said prime rate changes, unless a lesser rate shall then be the maximum rate permissible by law with respect thereto, in which event said lesser rate shall be charged (the “Default Rate”).

30.9    Severability. The invalidity of any provision of this Lease shall not impair or affect in any manner the validity, enforceability or effect of the rest of this Lease.

30.10    Entire Agreement. All understandings and agreements, oral or written, heretofore made between the parties hereto are merged in this Lease, which alone fully and completely expresses the agreement between Landlord and Tenant.

30.11    Force Majeure. If Landlord or Tenant fails to timely perform any of the terms, covenants and conditions of this Lease on Landlord’s or Tenant’s part to be performed and such failure is due in whole or in part to any strikes, lockouts or labor disputes, acts of God (including without limitation floods, earthquakes and hurricanes), pandemics, epidemics, contagions, inability to obtain labor or materials or reasonable substitutes therefor that could not reasonably have been anticipated, governmental restrictions, regulations, or controls, delay in issuance of permits beyond time periods typical for the area (provided that Landlord and Tenant shall use reasonable efforts to work with each other to minimize such delays), utility company delays beyond typical time periods for such utility company, enemy or hostile governmental action, civil commotion, war, fuel shortages, accidents, fire or other casualty, or any other cause beyond a party’s reasonable control, then Landlord and Tenant, as applicable, shall not be deemed in Default under this Lease as a result of such failure and any time for performance provided for herein shall be extended by the period of delay resulting from such cause. In no event

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shall an event of Force Majeure be construed to excuse or extend (a) the due date for any installment or payment of Rent or any other amount due hereunder by Tenant, or (b) the date upon which Tenant is required to surrender and vacate the Premises, or (c) Landlord’s timely remittance of Taxes, and such events shall not be considered or deemed a delay beyond the reasonable control of a party or an event contemplated by this Article 30.11.

30.12    Waiver of Trial by Jury. It is mutually agreed by and between Landlord and Tenant that the respective parties hereto shall, and they hereby do, knowingly, intentionally, voluntarily and unconditionally waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use of or occupancy of the Premises or any claim of injury or damage and any emergency statutory or any other statutory remedy. If Landlord commences any summary proceeding for nonpayment of Rent, Tenant will not interpose any non-compulsory counterclaim of whatever nature or description in any such proceeding.

30.13    Authority. Tenant (a) represents and warrants to Landlord that this Lease has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant in accordance with the terms hereof, and (b) if Landlord so requests, shall deliver to Landlord or its agent, concurrently with the delivery of this Lease executed by Tenant, certified resolutions of Tenant’s governing body authorizing Tenant’s execution and delivery of this Lease and the performance of Tenant’s obligations hereunder. Landlord (a) represents and warrants to Tenant that this Lease has been duly authorized, executed and delivered by and on behalf of Landlord and constitutes the valid and binding agreement of Landlord in accordance with the terms hereof, and (b) if Tenant so requests, shall deliver to Tenant or its agent, concurrently with the delivery of this Lease executed by Landlord, certified resolutions of Landlord’s governing body authorizing Landlord’s execution and delivery of this Lease and the performance of Landlord’s obligations hereunder.

30.14    Financial Statements. Within ten (10) days after the written request of Landlord, Tenant shall furnish Landlord with Tenant’s current annual financial statements, if any, provided however, that (a) Tenant shall not be required to furnish such financial statements if and to the extent the required information is publicly available, and (b) Tenant shall not be required to furnish such financial statements more than twice in any calendar year.

30.15    Survival. All obligations, monetary or otherwise, accruing prior to expiration of the Term shall survive the expiration or earlier termination of this Lease.

30.16    Relationship of Parties. This Lease does not create the relationship of principal and agent, or of partnership, joint venture or of any association or relationship between Landlord and Tenant, the sole relationship between Landlord and Tenant being that of landlord and tenant.

30.17    No Merger. There shall be no merger of this Lease or the leasehold estate created by this Lease with any other estate or interest in the Premises by reason of the fact that the same person, firm, corporation or other entity may acquire, hold or own directly or indirectly, (a) this Lease or the leasehold interest created by this Lease or any interest therein, and (b) any such other estate or interest in the Premises or any portion thereof. No such merger shall occur unless and until all persons, firms, corporations or other entities having an interest (including a security interest) in (i) this Lease or the leasehold estate created hereby, and (ii) any such other estate or interest in the Premises or any portion thereof, shall join in a written instrument expressly effecting such merger and shall duly record the same.

30.18    Interpretation. Any ambiguity in the provisions of this Lease shall be interpreted without regard to which party prepared this Lease.

30.19    OFAC Representation. Tenant and Landlord each certifies that (i) it is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specifically Designated National and Blocked Person,” or other banned or blocked person, entity, nation pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) it is not engaged in this transaction, directly or indirectly, on behalf of or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

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30.20    713.10 Notice. In accordance with the applicable provisions of Florida Statutes, including, without limitation, Florida Statutes 713.10, Tenant has no authority to and shall not create any liens for labor or material or against the Premises or the Building, or any interest therein, and no such liens shall extend to the interest of Landlord in the Premises or the Building under any circumstances. Tenant agrees to notify all materialmen, suppliers contractors, mechanics or laborers involved with work or improvements on the Premises at Tenant’s request that such party must look only to Tenant or Tenant’s other property interest for payment. At the request of Landlord, Tenant shall execute a memorandum of this Lease that contains provisions giving notice that landlord’s interest in the Premises shall not be subject to any mechanic’s liens as a result of any contracts entered into between Tenant and any third party or arising out of or related to any improvements made to the Premises or materials or services applied thereto which may be ordered by Tenant. In the event of such a request by Landlord, Tenant shall join in the execution of such memorandum for the purpose of recordation.

30.21    Radon. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed Federal and State Guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

30.22    Quiet Enjoyment. Landlord agrees with Tenant that so long as Tenant is not in default hereunder beyond applicable notice and cure periods, Tenant may, subject to the terms of this Lease, peaceably and quietly enjoy the Premises against any person claiming by, through or under Landlord.

30.23    Landlord’s Lien. Tenant’s property, shelves, trade fixtures, furnishings, furniture, equipment, accounts receivable, inventory, or other personal property (“Tenant’s Property”), however installed or located on the Premises, shall be and remain the property of Tenant and may be installed, modified, and removed at any time and from time to time during the Term without Landlord’s consent (except to the extent expressly provided for herein). In no event (including a default under this Lease) shall Landlord have any lien or other security interest in, or right to distrain, any of Tenant’s Property located in the Premises or elsewhere, and Landlord hereby expressly waives and releases any lien or other security interest or right of distraint, however created or arising. Landlord shall, at Tenant’s request and cost, execute a reasonable lien waiver and access agreement requested by a reputable institutional lender providing financing for Tenant’s Property so long as such party agrees (a) to provide Landlord with at least ten (10) Business Days’ prior notice before exercising any remedy to remove Tenant’s Property, (b) to allow a representative of Landlord to be present during the exercise of any such remedy, (c) to repair and restore any damage caused by the removal of Tenant’s Property, (d) to carry at least the same level of insurance as required of Tenant during any time that such third party is on the Premises, (e) to indemnify, defend and hold harmless Landlord from any claims arising out of or relating to the financing party’s exercise of its rights under the subordination agreement, (f) there will be no private or public auctions conducted at the Premises, and (g) if entry is after the Lease has expired or terminated, to pay Landlord an amount equal to the then-current Rent due under this Lease for each day that such lender has the right of access to the Premises.

ARTICLE 31
EXCULPATORY PROVISIONS

Any liability of Landlord under this Lease shall be limited solely to its interest in the Premises, and in no event shall any personal liability be asserted against Landlord, its managers, members, or their respective members, partners, shareholders, officers, directors, agents or employees, in connection with this Lease, nor shall any recourse be had to any other property or assets of Landlord, its members, or their respective members, partners, shareholders, officers, directors, agents or employees. In no event shall Landlord or Tenant be liable for consequential or punitive damages as a result of a breach or default under or otherwise in connection with this Lease.

ARTICLE 32
OPTION TO RENEW

32.1    Option to Renew. Tenant shall have and is hereby granted one (1) option to renew this Lease (the “Option to Renew”) with respect to all (but not less than all) of the Premises for five (5) years (the “Renewal Term”) by notice in writing received by Landlord not less than twelve (12) months and not more than fifteen (15) months prior to the expiration of the Term of the Lease, time being of the essence for the giving of such notice. All of the covenants, conditions and

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provisions of this Lease shall be applicable to the Renewal Term, except that (i) the Annual and Monthly Base Rent shall be adjusted to the then current Market Rental Rate (defined below) for the Premises as of the date the Renewal Term is to commence, but in no event shall the Base Rent for first year of any Renewal Term be less than the Base Rent for the last full month of the prior Term, with appropriate market rate increases each year thereafter, (ii) there shall be no further option to extend the Term, and (iii) Landlord shall have no obligation to improve the Premises. Landlord shall advise Tenant of the new monthly rental rate for a Renewal Term within fifteen (15) days after a request therefor from Tenant and Tenant, by exercise of its option, shall be deemed to have accepted the rent for the Renewal Term proposed by Landlord; provided however that Tenant’s failure to timely make such request shall not extend the date upon which Tenant must give notice of its exercise of the Option to Renew. In no event shall the Annual and Monthly Base Rent be subject to determination or modification by any person, entity, court or authority other than as expressly set forth herein.

32.2    Conditions. Tenant’s exercise of the Option to Renew is subject to the conditions that (i) this Lease is in full force and effect, (ii) Tenant is not in Default hereunder at the time of notification or at any time after notification and through commencement of the Renewal Term, (iii) neither the Premises nor any part thereof have been sublet, and (iv) Tenant has not assigned this Lease.

32.3    Market Rental Rate. For purposes of this Lease, "Market Rental Rate" shall mean the rental, as of the date for which such Market Rental Rate is being calculated, per annum per rentable square foot, from a sample of a minimum of three (3)leases for comparable space of comparable size in other comparable buildings in the located in the applicable industrial market in Pinellas and Hillsborough Counties, taking into account prevailing market conditions.

32.4    Amendment. If Tenant delivers written notice exercising the Option to Renew, such notice shall be irrevocable. In the event that Tenant exercises the Option to Renew, upon Landlord’s request, Tenant shall enter into an amendment to this Lease incorporating the Renewal Term and the Annual and Monthly Basic Rent applicable thereto within thirty (30) days following the exercise of the Option to Renew, but in no event shall a delay in the full execution of such amendment nullify Tenant’s exercise of the Option to Renew.

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    IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed as of the date and year first set forth above.

LANDLORD: VK ______, LLC, a Delaware limited liability company By: VK Industrial VI, GP, LLC, its manager By: Venture One VK VI, LLC, its manager By: Name: Title: Manager	TENANT: APYX MEDICAL CORPORATION, a Delaware corporation By: Name: Title:

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